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Exhibit 99.1

                             (COMPANY LOGO OMITTED)

                           First Financial Corporation

One First Financial Plaza, Terre Haute, IN 47807  -  (812) 238-6000


FOR IMMEDIATE RELEASE                         For more information contact:
April 24, 2003                                Michael A. Carty at (812) 238-6264



FIRST FINANCIAL CORPORATION SETS FIRST QUARTER EARNINGS RECORD

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ: THFF) today announced first quarter results which reflected year-to-date net income of $7.0 million, or $1.04 per share, a 4.5% improvement over comparable 2002 net income of $6.7 million, or $0.98 per share. This sets a new first quarter earnings record for the Corporation.

These strong results were driven by a $1.9 million, or 30.9%, increase over comparable 2002 non-interest income. Amid improving economic and generally healthy banking conditions, the evolving nature of residential lending is challenging risk management systems. Mortgage interest rates continue to hover at all-time lows. Selling these low fixed-rate mortgages in the secondary market has been the over-riding strategy of the Corporation. Net cash gains on these sales in 2003 account for $492 thousand of the $1.9 million increase. In addition, this increased mortgage banking activity results in additional income related to capitalized mortgage servicing rights and increased loan servicing and origination fees.

Comparing the first quarter of 2003 to 2002, average loans are down $30.9 million due to continued refinancing and sales of fixed-rate mortgages. Average deposits were up $11.9 million. These resources were used to reduce average bank borrowings by $42.5 million. Average shareholders' equity increased $22.5 million, or 10.1%. Strong financial performance pushed book value per share up 11.2% to $36.34 at March 31, 2003 from $32.68 in 2002.

The sluggish economy has tempered loan growth opportunities and financial institutions of all sizes have experienced credit quality deterioration. The Corporation increased its provision for loan losses by $295 thousand compared to the first quarter of 2002, resulting in an increase in the allowance for loan losses to 1.56% of total loans for 2003, compared to 1.48% at the end of 2002. Net charge-offs for the first quarter of 2003 were $156 thousand, or 10.4% higher than in 2002.

First Financial Corporation is the holding company for Terre Haute First National Bank, First State Bank, First Citizens State Bank, First Farmers State Bank, First Parke State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Ridge Farm State Bank, First National Bank of Marshall, First Crawford State Bank, and First Community Bank N.A. in Illinois.





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           FOR THE QUARTER AND THE TWELVE MONTHS ENDING MARCH 31, 2003

               (Dollar amounts in thousands except per share data)



                                   03/31/03        03/31/02       $ CHANGE     % CHANGE
YEAR TO DATE INFORMATION:

Net Income                            $7,033          $6,728         $305         4.53%
Earnings Per Average Share             $1.04           $0.98        $0.06         6.12%
Return on Assets                        1.29%           1.23%        0.06%        4.88%
Return on Equity                       11.45%          12.06%       -0.61%       -5.06%
Net Interest Margin                     4.02%           4.09%       -0.07%       -1.71%
Net Interest Income                  $18,929         $19,466        ($537)       -2.76%
Non-Interest Income                   $8,079          $6,173       $1,906        30.88%
Non-Interest Expense                 $15,425         $14,828         $597         4.03%
Loss Provision                        $2,227          $1,932         $295        15.27%
Net Charge Offs                       $1,662          $1,506         $156        10.36%
Efficiency Ratio                       53.98%          54.47%       -0.50%       -0.91%


BALANCE SHEET:

Assets                            $2,112,576      $2,146,344     ($33,768)       -1.57%
Deposits                          $1,421,743      $1,418,701       $3,042         0.21%
Loans                             $1,395,305      $1,442,919     ($47,614)       -3.30%
Shareholders' Equity                $246,889        $223,311      $23,578        10.56%
Book Value Per Share                  $36.34          $32.68        $3.65        11.18%
Average Assets                     2,187,124      $2,189,951      ($2,827)       -0.13%